                                                                    EXHIBIT 4.17

May 24, 2001

Steelcase Financial Services Ltd.
1 Steelcase Road West
Markham, Ontario
L3R 0T3

Attention:  Chief Financial Officer

Dear Sirs:

Royal Bank of Canada (the "Bank") is pleased to offer Steelcase Financial Services Ltd. (the "Borrower") a non-revolving, single advance three year term credit facility (the "Credit Facility"), subject to the following terms and conditions. This Credit Facility is in addition to the credit facility made available pursuant to the facility agreement dated as of April 5, 2000 between the Bank and the Borrower (the "April 2000 Facility Agreement").

1.        DEFINITIONS:

          In addition to the terms already defined herein, the definitions attached hereto in Schedule "A" are incorporated in this agreement by reference as if set out in full herein (collectively this agreement and all schedules attached hereto, as amended from time to time, are referred to as the "Agreement"). Unless otherwise provided, all accounting terms used herein shall be interpreted in accordance with GAAP.

2.        AMOUNT:

          The amount (the "Amount") available under the Credit Facility equals Twenty Five Million Three Hundred Fifty Two Thousand Six Hundred Seventy Nine and 56/100 Dollars ($25,352,679.56) and has been determined by calculating the present value of all remaining lease payments (excluding taxes) owing to the Borrower by the lessees pursuant to the Leases. Present value has been calculated by discounting to the present, at the rate of 6.18 % per annum, all such remaining lease payments (excluding taxes).

3.        CREDIT FACILITY:

          The Credit Facility is available in Canadian Dollars by way of a term advance (the "Borrowing").

4.        PURPOSE:

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                                       -2-

          The Borrower shall use the Credit Facility to repay an inter-company loan advanced to the Borrower by Steelcase Canada Ltd.

5.        AVAILABILITY:

          The Borrower may borrow by way of a single advance to be made no later than May 24, 2001 (or such later date, as the Bank and the Borrower may agree) by giving to the Bank two (2) Business Days' notice in writing of its intention to draw.

6.        INTEREST RATE:

          The interest rate applicable to the Borrowing will be fixed on the date of advance at the CDOR Rate in effect on such date plus the Applicable Margin, for the period from, and including, the date of advance to, but excluding, the first Payment Date, and shall be calculated in advance and payable in arrears on such Payment Date. Thereafter, the interest rate will be fixed on each Payment Date at the CDOR Rate in effect on such Payment Date plus the Applicable Margin, for the period from, and including, such Payment Date to, but excluding, the next Payment Date and shall be calculated in advance and payable in arrears on each such Payment Date, until the Maturity Date, on which Maturity Date all accrued and unpaid interest shall be due and payable. Interest on the Borrowing will accrue daily on the basis of the actual number of days elapsed and a year of 365 days. The interest rate shall change automatically on each Payment Date without any notice to the Borrower.

7.        MARGIN:

          The margin applicable to the Borrowing (the "Applicable Margin"), expressed in basis points, shall be selected from the following matrix, as set forth in the applicable column, based upon the ratio of the Guarantor's Funded Debt to EBITDA on the date of determination, as evidenced by the Guarantor's most recent quarterly financial statements delivered by the Guarantor in accordance with the Guarantee, calculated for the period of four consecutive fiscal quarters ending on the last day of the fiscal quarter for which the financial statements have been delivered. Any change in the Applicable Margin shall be effective as of the first day of the month immediately next following the fiscal quarter for which the financial statements giving rise to the change have been delivered.

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                                       -3-

--------------------------------------------------------------------------------
Ratio of Funded       *  2:1          ** 2:1 and * 2.75:1       ** 2.75:1
Debt to EBITDA

--------------------------------------------------------------------------------
Margin                65 basis points   80 basis points         115 basis points
--------------------------------------------------------------------------------

8.        TIME AND PLACE OF PAYMENT:

          Payments of principal, interest and all other amounts payable by the Borrower pursuant to this Agreement shall be paid at the Branch of Account in Canadian Dollars. Each payment under this Agreement shall be made for value on the day such payment is due, provided that if any such day is not a Business Day such payment shall be deemed for all purposes of this Agreement to be due on the Business Day next following such day and all interest and other fees shall continue to accrue until payment. Interest and fees payable under this Agreement are payable both before and after any or all of default, demand and judgment.

9.        PREPAYMENT:

          Upon 5 Business Days prior written notice to the Bank, the Borrower may voluntarily prepay on any Payment Date, without penalty, any portion of the Borrowing in the minimum amount specified below and increments thereof.

          If any payment of principal is made by the Borrower other than on a Payment Date, the Borrower shall, upon demand by the Bank, pay to the Bank any amounts required to compensate the Bank for any additional losses, costs or expenses which it may reasonably incur as a result of such prepayment, including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Bank to fund or maintain such Borrowing, the aggregate of such compensation not to exceed interest at the rate provided for under this Agreement calculated on the amount prepaid for the period from and including the date of prepayment to but excluding the next following Payment Date.

          Any prepayment made by the Borrower must be in a minimum amount of Cdn$1,000,000 and increments thereof and shall be applied in the reverse order of maturity on account of the amounts payable pursuant to the Repayment Schedule attached hereto as Schedule "B".

10.       REPAYMENT OF CREDIT FACILITY:


 * less than or equal to
** more than

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                                       -4-

          Subject to acceleration following an Event of Default, the Amount shall be repaid by monthly payments on each of the dates specified in Schedule "B" (each a "Payment Date") in the principal amounts specified in Schedule "B", plus interest as provided for herein, and the balance of Borrowings outstanding plus all accrued and unpaid interest, shall be repaid in full on the Maturity Date. The monthly payments provided for herein and the balance due on the Maturity Date shall be paid to the Bank at:

                  Royal Bank of Canada
                  77 King St West, 9th Floor
                  Toronto Ontario, M5W 1P9

          Any amount payable by the Borrower to the Bank hereunder which is not paid when due, shall bear interest, from the due date thereof, payable on demand, and calculated and compounded monthly, both before and after demand and judgement, at an annual rate of interest fluctuating with and at all times equal to 2% per annum above the Royal Bank Prime. The rate of interest charged hereunder shall change automatically without any notice to the Borrower as and when changes in Royal Bank Prime occur. Any change in Royal Bank Prime shall be effective as of the opening of business on the day such change takes place.

11.       EXTENSION REQUEST:

          The Borrower may, during the period between 90 and 60 days prior to the Maturity Date, request an extension of the Maturity Date. The Bank may, in its discretion, accept or reject any request for an extension or offer to extend the Maturity Date, subject to such other terms and conditions as shall be acceptable to the Bank at that time.

12.       EVIDENCE OF INDEBTEDNESS:

          The Bank shall open and maintain at the Branch of Account accounts and records evidencing the Borrowing made available to the Borrower by the Bank under this Agreement. The Bank shall record the principal amount of the Borrowing, the payment of principal and interest and all other amounts owing to the Bank.

          The Bank's accounts and records constitute, in the absence of manifest error, conclusive evidence of the indebtedness of the Borrower to the Bank.

13.       INCREASED COSTS:

          If, in the reasonable opinion of the Bank, the Bank is now or hereafter becomes subject to, or there is a change in:

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                                       -5-

     (a) any reserve, special deposit, deposit insurance or similar requirement against assets of, or deposits in or for the account of, or credit extended by, or any acquisition of funds by, the Bank,

     (b) any reserve, special deposit or similar requirement with respect to the Borrowing or the undrawn portion of all or any part of the Credit Facility,

     (c) taxation of, or the basis of, taxation of any payments due to the Bank hereunder (except for taxes on the overall net income of the Bank),

     (d)  any requirement relating to capital adequacy, or

     (e) any other condition imposed by Applicable Law or any interpretation of Applicable Law by an entity charged with the administration thereof or any other condition with which financial institutions operating in Canada are accustomed to comply or have generally complied, whether or not having the force of law, and the result of any of the foregoing, in the reasonable determination of the Bank, is to increase the cost to, or to reduce any amount received or receivable by, the Bank hereunder, or to reduce the Bank's effective return hereunder or on its capital to a level below that which the Bank could have otherwise achieved (using any reasonable averaging and attribution method), the Bank shall determine that amount of money which shall compensate it for such increase in cost, or reduction in income, or reduction in rate of return on the Bank's capital, and the Borrower shall pay such amount of money to the Bank upon demand by the Bank, provided that the Borrower shall
                                                --------
     have no obligation to pay an additional amount in respect of any increased cost attributable to the period before 90 days prior to the date of such demand. A certificate as to the amount and manner of calculation of such increased cost or reduction, submitted to the Borrower shall be conclusive absent manifest error.

14.  ILLEGALITY:

     If the introduction of or any change in Applicable Law makes it unlawful or prohibited for the Bank, in its reasonable opinion, to perform its obligations under this Agreement, the Bank may, by written notice to the Borrower, terminate its obligations under this Agreement, and the Borrower shall prepay the Borrowing immediately or at the end of such period as the Bank may agree, together with all interest which is accrued to the date of payment and all other amounts payable by the Borrower hereunder.

15.  CONDITIONS PRECEDENT TO BORROWING:


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                                       -6-

     (a) The obligation of the Bank to make available the Borrowing is subject to and conditional upon the receipt, in form and substance satisfactory to the Bank, of:

          (i)   a duly executed copy of this Agreement;

          (ii) a certified copy of the constating documents and by-laws of the Borrower;

          (iii) a certified copy of a resolution of the board of directors of the Borrower relating to the Borrower's authority to execute, deliver and perform its obligations under this Agreement and the manner in which and by whom such agreements are to be executed and delivered;

          (iv) a certificate of an officer of the Borrower setting forth specimen signatures of the individuals authorized to execute this Agreement as of the date of execution hereof;


          (v) a spreadsheet outlining the Leases that are the subject matter of this Credit Facility identifying the Leases by the Borrower's contract or file number and setting forth in satisfactory detail the names of the lessees and all payments due in respect thereof, by amount and date, which spreadsheet shall be attached hereto as Schedule F;

          (vi) an opinion of legal counsel to the Borrower substantially in the form of Schedule "C";

          (vii) a guarantee from the Guarantor;

          (viii)a certified copy of the constitutive documents and by-laws of the Guarantor;

          (ix) a standing resolution of the board of directors of the Guarantor relating to the Guarantor's general authority to execute, deliver and perform its obligations under the Guarantee and the manner in which and by whom such Guarantee is to be signed and delivered;

          (x) a certificate of an officer of the Guarantor setting forth specimen signatures of the individuals authorized to execute the Guarantee as of the date of execution thereof;

          (xi) the opinions of legal counsel to the Guarantor substantially in the form of Schedules "E-1 and E-2".


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                                       -7-

     (b) The obligation of the Bank to make available the Borrowing is further subject to the following:

          (i) no event has occurred which constitutes, or which with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default; and

          (ii) the receipt by the Bank of such other documents as the Bank may reasonably request.

16.  REPRESENTATIONS AND WARRANTIES:

     The Borrower represents and warrants to the Bank, which representations and warranties are repeated as of the time at which each payment is due hereunder, that:

     (a) it is a corporation duly incorporated and validly existing under the laws of the Province of Ontario, Canada, and that it is duly registered or qualified to carry on business under the laws of each jurisdiction in which failure to be so registered or qualified would have a material adverse effect on the Borrower;

     (b) the execution, delivery and performance of the Agreement has been duly authorized by all necessary actions and does not, to the best knowledge of the Borrower, (A) violate any law, regulation or rule by which it is bound, (B) violate any provision of its constating documents or by-laws, (C) result in a breach of, or a default under, any material contractual restriction binding on or affecting the Borrower (D) result in the creation of any encumbrance on any of its properties or assets;

     (c) subject to applicable bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally, and to the equitable and statutory powers of courts to stay proceedings before them and to stay the execution of judgments, the Agreement constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms;

     (d) there is no action, litigation or legal proceeding pending or threatened against the Borrower or any of its assets or properties before any court or administrative agency which, if adversely determined, might, in the reasonable judgement of the Borrower, (A) result in a material adverse change in the financial condition of the Borrower or its business, properties or other assets, in each case taken as a whole, or (B) materially and adversely affect the ability of the Borrower to perform its obligations under this Agreement;

     (e) no event has occurred which constitutes, or which, with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute, an Event of Default, or a default having a material adverse effect on its financial condition, under or in respect of any agreement, undertaking or instrument to which it or any of its properties or assets may be subject; and

     (f) to the best of its knowledge, the Borrower is in compliance with all Applicable Laws.

17.  COVENANTS:

     The Borrower covenants and agrees with the Bank, while this Agreement is in effect or any part of the Borrowing is outstanding:

     (a) to maintain its corporate existence as a validly existing corporate entity;

     (b) as soon as possible and in any event within five days of the occurrence of such event, to give the Bank notice of any event which constitutes, or which, with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default;

     (c)  to comply in all material respects with all Applicable Laws;

     (d) to ensure that its obligations hereunder rank pari passu with the claims of all its other unsecured and unsubordinated creditors, save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar laws of general application;

     (e) not to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets (whether now owned or hereafter acquired) to any Person (except in the ordinary course of business and on commercially reasonable terms), or enter into any joint venture, syndicate, pool or other combination, unless no Event of Default has occurred and is continuing or would result therefrom and, in the case of a merger or consolidation of the Borrower, the new entity assumes all of the Borrower's obligations under this Agreement in a manner satisfactory to the Bank; and

     (f) not to, without the prior written consent of the Bank, (i) sell, transfer, convey or otherwise dispose of the Leases or any rights or interest of the Borrower therein, save and except on a lease by lease basis in connection with the Borrower's ongoing administration and management of the Leases in the ordinary course of business or (ii) grant, create, assume or suffer to exist any mortgage, charge, lien, pledge, security interest or other encumbrance affecting the Leases or any rights or interest of the Borrower therein.

18.  EVENTS OF DEFAULT:

     If any one or more of the following events has occurred and is continuing:

     (a) the Borrower fails to make payment of (i) principal or interest within three Business Days of the date due or (ii) any other amounts due under this Agreement within five Business Days of the date due;

     (b) the Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in this Agreement (other than any term, covenant or agreement contained in Section 17(a), 17(b), 17(e) or 17(f)) on its part to be performed or observed and the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after the Borrower obtains knowledge of such breach or (ii) any term, covenant or agreement contained in Section 17(a), 17(b), 17(e) or 17(f);

     (c) the Borrower defaults in the payment of any of its Indebtedness in excess of Cdn$1,000,000 or in the performance or observance of any agreement or condition in respect of such Indebtedness where, as a result of such default, the maturity of the Indebtedness is or may be accelerated;

     (d) an Event of Default occurs under the April 2000 Facility Agreement or a breach or default occurs and is continuing, after the giving of any required notice and passage of any applicable grace period, under any other agreement between the Borrower or Guarantor and the Bank;

     (e) the Guarantor, with respect to the Guarantee, shall fail to perform or observe (i) any term, covenant or agreement contained in the Guarantee (other than any term, covenant or agreement contained in Section 6(a), 6(c), 6(d) or 6(h) of the Guarantee) on its part to be performed or observed and the failure to perform or observe such term, covenant or agreement shall remain unremedied for 30 days after the Guarantor obtains knowledge of such breach or (ii) any term, covenant or agreement contained in Section 6(a), 6(c), 6(d) or 6(h) of the Guarantee;

     (f) the Guarantor defaults in the payment of any of its Indebtedness in excess of US$25,000,000 or its equivalent in Cdn$ or in the performance or observance of any agreement or condition in respect of such Indebtedness where, as a result of such default, the maturity of the Indebtedness is or may be accelerated;

     (g) any judgment or order for the payment of money in excess of US$25,000,000 or its equivalent in Cdn$ shall be rendered against the Guarantor and either (i) enforcement proceedings shall have been commenced by any creditor upon a final or non-appealable judgment or order or (ii) there shall be any period of 10 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

     (h) any representation or warranty made or deemed to have been made herein by the Borrower or in the Guarantee by the Guarantor shall be incorrect in any materially adverse respect when made;

     (i) the Borrower or the Guarantor is unable to pay debts as such debts become due, or is, or is adjudged or declared to be, or admits to being, bankrupt or insolvent;

     (j) any notice of intention is filed or any voluntary or involuntary case or proceeding is filed or commenced by or against the Borrower or Guarantor under any Applicable Law for the:

          (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations,

          (ii) composition, re-scheduling, reorganization, arrangement or readjustment of, or other relief from, or stay of proceedings to enforce, some or all of the debts,

          (iii) appointment of a trustee, receiver, receiver and manager, liquidator, administrator, custodian or other official for, a significant part of the assets, or

          (iv) possession, foreclosure or retention, or sale or other disposition of, or other proceedings to enforce security over, a significant part of the assets,

          of the Borrower or Guarantor, as the case may be, and in the case of any involuntary proceeding against the Borrower or Guarantor, such involuntary proceeding shall remain undismissed or unstayed for a period of 60 days, provided that during such period the Borrower or the Guarantor, as the case may be, is actively and diligently defending such proceeding in good faith;

     (k) any secured creditor, encumbrancer or lienor, or any trustee, receiver, receiver and manager, agent, bailiff or other similar official appointed by or acting for any secured creditor, encumbrancer or lienor, takes possession of, or forecloses or retains, or sells or otherwise disposes of, or otherwise proceeds to enforce security over, a significant part of the assets of the Borrower or the Guarantor or gives notice of its intention to do any of the foregoing; or

     (l)  the Guarantee is or becomes unenforceable for any reason whatsoever,

     then, in such event the Bank shall have no obligation to honour any cheques or other orders for payment and the Bank may, by written notice to the Borrower, declare the outstanding Borrowing to be immediately due and payable and may without notice apply any amounts outstanding to the credit of the Borrower to repayment of the outstanding Borrowing. Upon receipt of such written notice, the Borrower shall immediately pay to the Bank all amounts of the outstanding Borrowing and all other amounts owing to the Bank hereunder.

19.  INDEMNITIES:

     The Borrower hereby agrees to indemnify and hold the Bank and its directors, officers and employees harmless from and against any and all claims, suits, actions, debts, damages, costs, losses, obligations, judgments, charges, expenses and liabilities of any nature whatsoever (including reasonable legal fees on a solicitor and client basis) which are sustained or incurred as a consequence of:

     (a) any breach by the Borrower under any of the provisions of this Agreement or in any document or instrument delivered in connection herewith; or

     (b) the Bank acting upon instructions given or agreements made over the telephone or by electronic transmission of any type (either relating only to the Borrower and the Bank or involving crediting the accounts of third parties) with Persons reasonably believed by the Bank to have been acting on the Borrower's behalf.

     It is the intention of the Borrower and the Bank that the provisions of this section shall supersede any other provisions in this Agreement which in any way limit the liability of the Borrower; and that the Borrower shall be liable for any obligations arising under this section even if the amount of the liability incurred exceeds the amount of the Borrowing. The obligations of the Borrower arising under this section are absolute and unconditional and shall not be affected by any act, omission, or circumstance whatsoever, whether or not occasioned by the fault of the Bank except in respect of bad faith, gross negligence or wilful misconduct by the Bank. This section shall survive the repayment of the Borrowing and shall survive the transfer of any or all right, title and interest in and to the Borrower's property by the Borrower to any party, whether or not affiliated with the Borrower.

20.  SUCCESSORS; ASSIGNS; ASSIGNMENT; AND PARTICIPATION:

     This Agreement shall be binding upon and enure to the benefit of the Bank, the Borrower and their respective successors and permitted assigns. The Borrower cannot assign or transfer all or any of its rights and obligations hereunder without the prior written consent of the Bank.

     (a) The Bank may assign or transfer all or any portion of its rights and obligations under the Credit Facility to any Person; provided, that for so long as no Event of Default has occurred and is continuing, the Bank's assignment or transfer hereunder shall require the prior written consent of the Borrower and the Guarantor, such consent not to be unreasonably withheld. After any such assignment or transfer to any Person, such Person shall be deemed to be the "Bank" to the extent of the rights and obligations assigned and transferred to it, shall be entitled to the full benefit of this Agreement and shall be subject to the rights and obligations assigned to it, and the Bank shall be irrevocably released and discharged accordingly to the same extent. To the extent that such assignment would, at any time after such assignment, result in increased costs under Section 13 above those being applicable to and otherwise charged by the assigning Bank, then the Borrower shall not be obligated to pay such increased costs.

     (b) The Bank may, without the consent of the Borrower or the Guarantor, grant a participation in all or any portion of the Credit Facility to any Person (a "Participant"); provided, however, that (i) the Bank's
                                        --------  -------
          obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible to the Borrower for the performance of such obligations; (iii) the Borrower and the Guarantor shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under the Agreement, (iv) the Bank shall notify the Borrower of the sale of the participation, (v) the Bank shall not grant any participation under which the Participant shall have rights to require the Bank to take or omit to take any action hereunder or under the Guarantee or approve any amendment to or waiver of this Agreement or the Guarantee, except to the extent such amendment or waiver would: (A) extend the Maturity Date; or (B) reduce the interest rate or the amount of principal applicable to Borrowing in which such Participant is participating or change the date on which interest or principal applicable to the Borrowing in which such Participant is participating are payable, and (vii) the Person purchasing such participation shall agree to customary provisions relating to the confidentiality of non-public information received by such Person in connection with its purchase of the participation.

     (c) The Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or Participant or proposed assignee or Participant, any information relating to the

          Borrower furnished to the Bank by the Borrower or the Guarantor; provided that, prior to any such disclosure, the assignee or
          --------
          Participant or proposed assignee or Participant shall agree to preserve the confidentiality of any confidential information relating to the Borrower or the Guarantor received by it from the Bank.

21.  MISCELLANEOUS:

     (a)  Expenses. The Borrower shall pay the reasonable fees and expenses
          --------
          incurred by the Bank in connection with the preparation, negotiation, documentation and operation of the Credit Facility including the enforcement of the Bank's rights hereunder and under any other document delivered pursuant to this Agreement, whether or not any amounts are advanced hereunder.

     (b)  Limit on Rate of Interest. The Borrower shall not be obligated to pay
          -------------------------
          any interest under or in connection with this Agreement to the extent such interest exceeds the effective annual rate of interest on the credit advanced hereunder that would be lawfully permitted under the Criminal Code. For purposes of this section, "interest" and "credit
          -------------
          advanced" have the meanings ascribed to such terms in the Criminal
                                                                    --------
          Code, and the "effective annual rate of interest" shall be calculated
          ----
          in accordance with generally accepted actuarial practices and principles.

     (c)  Notices. Any notice or demand hereunder shall be given in writing by
          -------
          telecopier or letter, at the addresses listed below. A telecopier communication shall be deemed received on the date of transmission provided such transmission is received prior to 5:00 p.m. on a day on which the receiving party's office is open for normal business, and otherwise on the next such day. A letter shall be deemed received when hand-delivered to the receiving party, at the address shown herein or at such other address as the receiving party may notify the other from time to time. Each party shall be bound by any notice given hereunder and entitled to act in accordance therewith, unless otherwise agreed. The addresses of the parties for the purpose hereof shall be:

          as to the Borrower:

                           Steelcase Financial Services Ltd.
                           1 Steelcase Road West
                           Markham, Ontario L3R 0T3
                           Attention:  Thomas P. Sullivan, Vice President
                           Telecopier: (616) 698-3863


          With a copy to the Guarantor:

                                    Steelcase Inc.
                                    901 44th Street SE
                                    CH-2E-06
                                    Grand Rapids, MI 49508
                                    Attention:       General Counsel
                                    Telecopier:      (616) 248-7010
          as to the Bank:
                                    Royal Bank of Canada
                                    6880 Financial Drive, 2/nd/ Floor, Mezzanine
                                    Mississauga, Ontario, L5N 7Y5
                                    Attention:       Senior Manager
                                    Telecopier:      (905) 286-7262

          or such other address for delivery as each party from time to time may notify the other as aforesaid.

     (d)  Set Off. Upon the occurrence and during the continuance of an Event of
          -------
          Default, the Bank may, at any time and without notice, apply any credit balance (whether or not then due) to which the Borrower is then beneficially entitled on any account (in any currency) at any branch or office of the Bank in or towards satisfaction of the obligations and liabilities of the Borrower due to the Bank under this Agreement. For that purpose, the Bank is irrevocably authorized to use all or any part of any such credit balance to buy such other currencies as may be necessary to effect such application.

     (e)  Amendments and Waivers. No amendment, modification or waiver of any
          ----------------------
          provision of this Agreement or consent to any departure by the Borrower from any provision of this Agreement will in any event be effective unless it is in writing signed by the Borrower and the Bank, and then the amendment, modification, waiver or consent will be effective only in the specific instance, for the specific purpose and for the specific length of time for which it is agreed between the Borrower and the Bank. No failure to exercise and no delay in exercising on the part of the Bank, any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude any other right, power or privilege.

     (f)  Further Assurances. The Borrower shall from time to time promptly upon
          ------------------
          the request of the Bank take such action and execute and deliver such further documents, as shall be reasonably required in order to fully perform the terms of, and to carry out the intention of, this Agreement.

     (g)  Severability. If any provision of this Agreement is or becomes
          ------------
          prohibited or unenforceable in any jurisdiction, such prohibition or unenforceability shall not invalidate or render unenforceable the provision concerned in any other jurisdiction nor invalidate, affect or impair any of the remaining provisions hereof.

     (h)  Governing Law and Submission to Jurisdiction. This Agreement shall be
          ---------------------------------------------
          construed in accordance with and governed by the laws of the Province of Ontario and of Canada applicable therein. The Borrower irrevocably submits to the non-exclusive jurisdiction of the courts of such Province and acknowledges the competence of such courts and irrevocably agrees to be bound by a judgement of any such court.

     (i)  Whole Agreement. This Agreement and any agreements delivered pursuant
          ---------------
          to or referred to in this Agreement constitute the whole and entire agreement between the parties in respect of the Credit Facility, and cancel and supersede any prior written or verbal agreements including undertakings, declarations or representations made with respect thereto.

     (j)  Time. Time shall be of the essence in all provisions of this
          ----
          Agreement.

     (k)  Counterparts. This Agreement may be executed in any number of
          ------------
          counterparts, each of which when executed and delivered is an original but all of which taken together constitute one and the same instrument, and any party may execute this Agreement by signing any counterpart of it.

     (l)  Effective Date. Except as otherwise provided in this Agreement, the
          --------------
          date on which this Agreement becomes effective is the date appearing on the first page hereof.

Please acknowledge your acceptance of the above terms and conditions by signing the attached copy of this letter in the space provided below and returning it to the undersigned.

Yours truly,


ROYAL BANK OF CANADA

By:       /s/  B R Baker                 B.R. Baker, Senior Manager
          ------------------

By:       /s/ G C Fox           G.C. Fox Senior Asst. Mgr. Business Development
          ------------------

          We acknowledge and accept the terms and conditions of this Agreement as of the 24th day of May, 2001, which acceptance is effective as of the date first above written.

STEELCASE FINANCIAL SERVICES LTD.

By:  /s/  Thomas P. Sullivan
     -----------------------

Name/Title:  Thomas P. Sullivan, Vice President
             ----------------------------------

Schedule "A" to the Agreement dated as of the 24/th/ day of May, 2001 between Steelcase Financial Services Ltd. as the Borrower and Royal Bank of Canada as the Bank.

                                   DEFINITIONS
                                   -----------

"Applicable Law" means, in respect of any Person, property, transaction or event, all present or future applicable laws, statutes, regulations, treaties, judgments and decrees and (whether or not having the force of law) all applicable official directives, rules, guidelines, orders, by-laws, approvals, permits, consents and policies of any governmental or regulatory body, stock exchange or securities commission having jurisdiction;

"Branch of Account" means the Bank's branch at 6880 Financial Drive, 2/nd/ Floor, Mezzanine, Mississauga, Ontario, L5N 7Y5, Mississauga, Ontario;

"Business Day" means a day, excluding Saturday, Sunday and any other day which shall be in the City of Toronto a legal holiday or a day on which banking institutions are closed;

"Canadian Dollars" and the symbols "Cdn$" and "$" each means lawful money of Canada;

"CDOR Rate" means, on any day, the annual rate of interest which is the Bank's "BA 1 month" rate applicable to Canadian Dollar bankers' acceptances identified as such on the Reuters Screen CDOR Page at approximately 10:00 a.m. on such day (as adjusted by the Bank after 10:00 a.m. to reflect any error in the posted rate). If the rate does not appear on the Reuters Screen CDOR Page as contemplated above, then the CDOR Rate on any day shall be the discount rate applicable to one month Canadian Dollar bankers' acceptances of, and as quoted by, the Bank as of 10:00 a.m. on the day, or if the day is not a Business Day, then on the immediately preceding Business Day.

"Criminal Code" means the Canada Criminal Code.

"EBITDA" means, for any period, consolidated net income plus provision for taxes of the Guarantor and its Subsidiaries (excluding extraordinary, unusual, or nonrecurring gains or losses), plus interest expense of the Guarantor and its Subsidiaries, plus depreciation expense of the Guarantor and its Subsidiaries, plus amortization of intangibles of the Guarantor and its Subsidiaries, as determined on a consolidated basis in conformity with GAAP;

"Event of Default" means each of the events listed in the section entitled "Events of Default";

"Funded Debt" means (i) indebtedness for borrowed money or for the deferred purchase price of property or services, (ii) obligations as lessee under capital leases, or (iii) obligations under guarantees in respect of indebtedness or in respect of obligations of others of the kinds referred to in clause (i) or (ii) above;

"GAAP" means generally accepted accounting principles in effect from time to time, in the case of the Borrower, in Canada, and in the case of the Guarantor, the United States of America, in each case applied in a consistent manner from period to period;

"Guarantor" means Steelcase Inc., a corporation incorporated under the laws of the state of Michigan, United States of America;

"Indebtedness" means (a) indebtedness for borrowed money or for the deferred purchase price of goods or services (including trade obligations), (b) obligations under leases which are or should be reported, in accordance with GAAP, as capital leases, (c) obligations under letters of credit or guarantee, whether issued for the benefit of the Borrower or another or others, (d) obligations arising pursuant to bankers' acceptance facilities, (e) obligations under guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other obligations to purchase, provide funds for payment, provide funds for investment in or otherwise provide financial assistance to any other entity but "Indebtedness" does not include (x) deferred
                                                  ---- --- -------
taxes or (y) Subordinated Debt (including the current portion of Subordinated
Debt);

"Interest Expense" has the meaning set forth by GAAP;

"Leases" means those leases identified in Schedule "F";

"Maturity Date" means May 3, 2004, being the last payment date as set forth in the Repayment Schedule attached hereto as Schedule "B", on which date the outstanding balance of the Borrowing is repayable in full, unless the Credit Facility has been extended by the Bank pursuant to Section 11, in which case it shall be the date to which the Credit Facility has been extended;

"Payment Date" has the meaning given to such term in Section 10 entitled Repayment of Credit Facility.

"Person" means any individual, firm, partnership, company, corporation, government, governmental body or agency, instrumentality and unincorporated body of persons or association;

Reuters Screen CDOR Page means the display designated as page CDOR on the Reuters Monitor Money Rates Service or other page as may, from time to time, replace that page on that service for the purpose of displaying bid quotations for bankers' acceptances accepted by leading Canadian banks.

"Royal Bank Prime" means the annual rate of interest announced by the Bank from time to time as being a reference rate then in effect for determining interest rates on Canadian Dollar commercial loans made in Canada;

"Shareholders' Equity" means the aggregate of stated capital, retained earnings and Subordinated Debt;

"Subordinated Debt" of a Person means indebtedness for borrowed money fully subordinated, both as to principal and interest, on terms satisfactory to the Bank, to such Person's obligations to the Bank;

"Subsidiary" of a Person means (i) any corporation of which the Person and/or any one or more of its Affiliates holds, directly or beneficially, other than by way of security only, securities to which are attached more than 50% of the votes that may be cast to elect directors, managers or trustees thereof or (ii) a corporation, association, partnership or other business entity of which the Person and/or any one or more of its Affiliates has, through operation of law or otherwise, the ability to elect or cause the election of a majority of the directors, managers or trustees thereof and "Subsidiaries" of such Person mean all such corporations; and

"US Dollars" and "US$" each means lawful money of the United States of America in same day immediately available funds or, if such funds are not available, the form of money of the United States of America that is customarily used in the settlement of international banking transactions on the day payment is due hereunder.

Schedule "B" to the Agreement dated as of the 24/th/ day of May, 2001 between Steelcase Financial Services Ltd. as the Borrower and Royal Bank of Canada as the Bank.

                               REPAYMENT SCHEDULE
                               ------------------

-----------------------------------------------------------------------------------------------------------------------------
Period        Payment Dates        Principal Balance O/s                                      Principal Balance O/s
                                   Before Principal Payment        Total Payment              After Principal Payment
-----------------------------------------------------------------------------------------------------------------------------
     0             24-May-01       $------                         $------                    $25,352,679.56
-----------------------------------------------------------------------------------------------------------------------------
     1             01-Jun-01       $25,352,679.56                  $598,789.51                $24,788,230.78
-----------------------------------------------------------------------------------------------------------------------------
     2             03-Jul-01       $24,788,230.78                  $598,789.51                $24,323,745.94
-----------------------------------------------------------------------------------------------------------------------------
     3             01-Aug-01       $24,323,745.94                  $598,789.51                $23,844,389.35
-----------------------------------------------------------------------------------------------------------------------------
     4             04-Sep-01       $23,844,389.35                  $598,789.51                $23,382,865.13
-----------------------------------------------------------------------------------------------------------------------------
     5             01-Oct-01       $23,382,865.13                  $598,789.51                $22,890,970.55
-----------------------------------------------------------------------------------------------------------------------------
     6             01-Nov-01       $22,890,970.55                  $598,789.51                $22,412,330.41
-----------------------------------------------------------------------------------------------------------------------------
     7             03-Dec-01       $22,412,330.41                  $598,789.51                $21,934,972.75
-----------------------------------------------------------------------------------------------------------------------------
     8             02-Jan-02       $21,934,972.75                  $593,278.90                $21,453,111.49
-----------------------------------------------------------------------------------------------------------------------------
     9             01-Feb-02       $21,453,111.49                  $593,278.90                $20,968,802.65
-----------------------------------------------------------------------------------------------------------------------------
     10            01-Mar-02       $20,968,802.65                  $593,278.90                $20,474,933.10
-----------------------------------------------------------------------------------------------------------------------------
     11            01-Apr-02       $20,474,933.10                  $590,686.30                $19,991,714.96
-----------------------------------------------------------------------------------------------------------------------------
     12            01-May-02       $19,991,714.96                  $588,301.61                $19,504,960.31
-----------------------------------------------------------------------------------------------------------------------------
     13            03-Jun-02       $19,504,960.31                  $588,301.61                $19,025,640.66
-----------------------------------------------------------------------------------------------------------------------------
     14            02-Jul-02       $19,025,640.66                  $588,301.61                $18,530,757.55
-----------------------------------------------------------------------------------------------------------------------------
     15            01-Aug-02       $18,530,757.55                  $588,301.61                $18,036,582.04
-----------------------------------------------------------------------------------------------------------------------------
     16            03-Sep-02       $18,036,582.04                  $588,301.61                $17,549,057.98
-----------------------------------------------------------------------------------------------------------------------------
     17            01-Oct-02       $17,549,057.98                  $588,301.61                $17,043,953.32
-----------------------------------------------------------------------------------------------------------------------------
     18            01-Nov-02       $17,043,953.32                  $588,301.61                $16,545,111.46
-----------------------------------------------------------------------------------------------------------------------------
     19            02-Dec-02       $16,545,111.46                  $552,626.51                $16,079,326.38
-----------------------------------------------------------------------------------------------------------------------------
     20            02-Jan-03       $16,079,326.38                  $551,523.71                $15,612,199.31
-----------------------------------------------------------------------------------------------------------------------------
     21            03-Feb-03       $15,612,199.31                  $551,523.71                $15,145,263.78
-----------------------------------------------------------------------------------------------------------------------------
     22            03-Mar-03       $15,145,263.78                  $548,102.39                $14,668,962.39
-----------------------------------------------------------------------------------------------------------------------------
     23            01-Apr-03       $14,668,962.39                  $527,547.13                $14,213,441.88
-----------------------------------------------------------------------------------------------------------------------------
     24            01-May-03       $14,213,441.88                  $517,758.64                $13,767,879.73
-----------------------------------------------------------------------------------------------------------------------------
     25            02-Jun-03       $13,767,879.73                  $508,829.87                $13,333,645.37
-----------------------------------------------------------------------------------------------------------------------------
     26            02-Jul-03       $13,333,645.37                  $508,143.03                $12,893,229.95
-----------------------------------------------------------------------------------------------------------------------------
     27            01-Aug-03       $12,893,229.95                  $467,414.94                $12,491,305.55
-----------------------------------------------------------------------------------------------------------------------------
     28            02-Sep-03       $12,491,305.55                  $419,815.21                $12,139,169.26
-----------------------------------------------------------------------------------------------------------------------------
     29            01-Oct-03       $12,139,169.26                  $417,754.80                $11,781,019.45
-----------------------------------------------------------------------------------------------------------------------------
     30            03-Nov-03       $11,781,019.45                  $415,652.19                $11,431,192.49
-----------------------------------------------------------------------------------------------------------------------------
     31            01-Dec-03       $11,431,192.49                  $375,503.39                $11,109,880.35
-----------------------------------------------------------------------------------------------------------------------------
     32            02-Jan-04       $11,109,880.35                  $375,505.39                $10,794,569.20
-----------------------------------------------------------------------------------------------------------------------------
     33            02-Feb-04       $10,794,569.20                  $370,757.18                $10,480,470.20
-----------------------------------------------------------------------------------------------------------------------------
     34            01-Mar-04       $10,480,470.20                  $370,493.90                $10,159,662.35
-----------------------------------------------------------------------------------------------------------------------------
     35            01-Apr-04       $10,159,662.35                  $370,020.11                $ 9,842,786.94
-----------------------------------------------------------------------------------------------------------------------------
     36            03-May-04       $ 9,842,786.94                  Nil
-----------------------------------------------------------------------------------------------------------------------------

Schedule "C" to the Agreement dated as of the 24/th/ day of May, 2001 between Steelcase Financial Services Ltd. as the Borrower and Royal Bank of Canada as the Bank.

                                                                 [ ______], 2001

Royal Bank of Canada
[ADDRESS]

Attention: [   ]
----------------

McMillan Binch
[ADDRESS]

Attention: [   ]
----------------

Dear Sirs:

Re:   Credit Facility Provided by Royal Bank of Canada to Steelcase Financial
      -------------------------------------------------------------------------
      Services Ltd.
      -------------

          We are special Canadian counsel to Steelcase Financial Services Ltd. (the "Borrower") and have represented the Borrower in connection with the authorization, execution, and delivery by the Borrower of a letter credit agreement issued by Royal Bank of Canada (the "Bank") and dated as of the [ ] day of [ ], 2001 and acknowledged and accepted by the Borrower on the [ ] day of [ ], 2001 (the "Credit Agreement").

Scope of Inquiry
----------------

          In connection with the foregoing, we have considered such statutes and regulations of the Province of Ontario and of Canada of general application to the Borrower as at the date of this opinion, and have conducted such examinations and investigations as we have considered necessary as a basis for the opinions expressed herein. For the purposes of providing this opinion we have reviewed:

      (a) copies of the articles of incorporation and amendment thereto, general by-law, minutes of meetings of each of the board of directors and the sole shareholder and directors' and sole shareholder's resolutions in lieu of such meetings, and shareholders' register of the Borrower (collectively, the "Corporate Records");

      (b) a certificate of status (the "Certificate of Status") in respect of the Borrower issued under the authority of the Director of Companies Branch, Ministry of Consumer and Business Services (Ontario) dated the . day of May, 2001 (a copy of which is attached hereto as Exhibit "A");

      (c) a certificate of the [name of officer/director] of the Borrower dated the [ ] day of [ ], 2001 respecting various corporate and other matters relevant to the Credit

          Agreement (the "Officer's Certificate") (a copy of which is being delivered herewith); and

      (d) a signed copy of the Credit Agreement.

          Except with respect to limited matters, we have not acted as counsel to the Borrower in a capacity other than as stated above and in particular, have not generally acted as corporate counsel to the Borrower. Furthermore, we have not been involved in the preparation, drafting, or negotiation of the Credit Agreement.

          We are solicitors qualified in the Province of Ontario, Canada and accordingly no opinion is expressed herein as to the laws of any jurisdiction other than Ontario and the laws of Canada applicable therein.

Assumptions
-----------

          For purposes of providing this opinion, we have relied solely on the reviews, investigations and documents as described above and have assumed:

      (a) the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies;

      (b) that the Corporate Records of the Borrower provided to us, together with the resolution of the board of directors attached as Exhibit "D" to the Officer's Certificate, are true and complete copies of all of the articles of incorporation and all amendments thereto, all by-laws which are in full force and effect, all minutes of meetings of each of the board of directors and the sole shareholder and directors' and sole shareholder's resolutions in lieu of such meetings, and all shareholders' registers of the Borrower;

      (c) that the Credit Agreement has been properly authorized, executed and delivered by the Bank and that as of the date of this opinion no steps or actions have been taken to revoke, rescind or modify any such authorizations;

      (d) that the Certificate of Status continues to be accurate as of the date hereof; and

      (e) that all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are complete, true and accurate.

Qualifications
--------------

       Our opinions expressed herein are also subject to the following qualifications:

      (a) the Credit Agreement is only enforceable to the extent that monies have been advanced by the Bank to the Borrower;

      (b) enforceability of the Credit Agreement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors' rights generally;

      (c) equitable remedies, including the remedies of specific performance and injunction, may only be granted in the discretion of a court of competent jurisdiction;

      (d) the Bank may not be able to enforce provisions of the Credit Agreement which purport to derogate from or waive defences available to the Borrower;

      (e) a court may decline to enforce rights of indemnity under the Credit Agreement which are found to be contrary to public policy;

      (f) enforcement of the Credit Agreement might be affected by or limited by any collateral agreements or arrangements relating thereto entered into among the parties thereto, of which we are not aware; this is to confirm that we are not aware of any such agreement or arrangement;

      (g) provisions in the Credit Agreement purporting to sever invalid and unenforceable provisions may not be enforceable as an Ontario court may reserve itself a decision as to whether any provision is severable or otherwise of no force or effect;

      (h) the failure of the Bank to exercise or delay in exercising a right of action or remedy under the Credit Agreement may act as a bar to the enforcement at any time thereafter, or waiver of, such rights;

      (i) the Bank may be precluded by a court of competent jurisdiction from enforcing the Credit Agreement until after the Borrower has been given a reasonable time to make payment of any amount demanded under the Credit Agreement;

      (j) no opinion is given as to whether it may be necessary in connection with the enforcement of the rights under the Credit Agreement for the Bank or any other persons proposing to acquire, own or operate all or any part of the assets of the

          Borrower to obtain or affect any license, franchise, permit, consent, approval, registration or other authorization or exemption in connection therewith;

      (k) the Bank may not be able to enforce the provisions purporting to limit the set-off rights of the Borrower;

      (l) a certificate, determination, notification, or opinion of the Bank as to any matter may be held by an Ontario court not to be conclusive if it can be shown to have any unreasonable or arbitrary basis or in the event of manifest error;

      (m) we express no opinion as to the enforceability of any provision that could be construed as a "penalty" as opposed to liquidated damages; if a contractual term requiring payment or specific performance in the event of default is characterized as a "penalty" as opposed to liquidated damages, the same would not be enforceable on public policy grounds; in as much as the determination of this issue is subjective and factual in nature, we are unable to express an opinion as to same;

      (n) counsel fees and disbursements are subject to taxation; in addition, the costs of and incidental to all proceedings taken in court or before a judge are within the discretion of the court or judge before which such proceedings are brought and a court or judge has full power to determine by whom and to what extent the costs of such proceedings shall be paid; and

      (o) any action on the Credit Agreement may, with the effluxion of time, be prescribed by the Limitations Act (Ontario).

Opinions
--------

      Based upon and subject to the foregoing assumptions and qualifications, and relying upon the Officer's Certificate with respect to factual matters set out therein, we are of the opinion that:

1. The Borrower is a corporation incorporated and existing under the laws of the Province of Ontario.

2. The Borrower has the full corporate power and authority to enter into, execute, and deliver the Credit Agreement and to observe and perform the obligations on its part to be observed and performed thereunder.

3. The execution and delivery of the Credit Agreement on behalf of the Borrower and performance by the Borrower of its obligations thereunder do not (a) violate any provision of its articles or by-laws, or (b) contravene any existing law, regulation or authorization of general application applicable in the Province of Ontario to which the Borrower is subject.

4. The Credit Agreement has been duly authorized by all necessary corporate action on the part of the Borrower and constitutes a valid and legally binding obligation of the Borrower enforceable by the Bank against the Borrower in accordance with its terms.

5. There are no consents, approvals, orders, authorizations, licences, exemptions or designations or registrations, qualifications, declarations or filings of or by any governmental or regulatory body or person having jurisdiction in the Province of Ontario, which are necessary or advisable in order for the Borrower (a) to execute and deliver the Credit Agreement and (b) to perform its obligations thereunder.

          The opinions expressed herein are limited to matters governed by the laws of the Province of Ontario and the applicable laws of Canada.

          Notwithstanding that our fee for this opinion will be paid by the Borrower and that we have acted for the Borrower, we acknowledge that the Bank is relying upon the opinions expressed herein in connection with the Credit Agreement. We authorize McMillan Binch to attach a copy of this opinion to any opinion it may give to the Bank in connection with the Credit Agreement and consent to reliance by the Bank, its successors and assigns, and McMillan Binch on the opinions expressed herein.

                                                Yours very truly,

Schedule "D" to the Agreement dated as of the 24/th/ day of May, 2001 between Steelcase Financial Services Ltd. as the Borrower and Royal Bank of Canada as the Bank.

                        OFFICER'S COMPLIANCE CERTIFICATE
                        --------------------------------

I, ___________________________________, of the City of __________________ in the
State of _________________, hereby certify as follows:



1.   That I am the [_________________________] of Steelcase Inc. (the
     "Guarantor").

2. That I am familiar with and have examined the provisions of the Facility Agreement (the "Agreement") dated as of May 24, 2001, between Royal Bank of Canada (the "Bank") and Steelcase Financial Services Ltd. (the "Borrower") and the Guarantee (the "Guarantee") dated May 24, 2001 entered into by the Guarantor for the benefit of the Bank as a condition of the Agreement and have made reasonable investigations of corporate records and inquiries of other officers and senior personnel of the Guarantor and the Borrower. Terms defined in the Agreement or the Guarantee have the same meanings where used in this certificate. As of the date of this certificate:

     (a) the representations and warranties of the Guarantor contained in the Guarantee are true and correct;

     (b) no event has occurred which constitutes, or which with the giving of notice, lapse of time, or both, or the satisfaction of any other condition, would constitute an Event of Default pursuant to Section 18
          (e), 18 (f), 18(g) or 18(l) of the Agreement or, with respect to the Guarantor, pursuant to Section 18(d), 18(h), 18(i), 18(j) or 18(k) of the Agreement; and

3. That as of the end of the (fiscal quarter or fiscal year) to which this certificate applies, on a consolidated basis:

A.   Shareholder's Equity

     For the Guarantor and its Subsidiaries:


     1.   Shareholders' Equity as of the February 25, 2000             $________

     2.   Net Income (if a positive number) from February 25, 2000 to
          most recent  Fiscal Year End or Fiscal Second Quarter End    $________

     3.   25% of Net Income [0.25 times (2)]                           $________

     4    aggregate net proceeds, including cash and the fair market   $________
          value of property other than cash, received by the Guarantor from the issue or sale of capital stock of the Guarantor from February 25, 2000 to the most recent Fiscal Year End or Fiscal Second Quarter End

     5.   aggregate of 25% of the after tax gains realized from        $________
          unusual, extraordinary, and major nonrecurring items from February 25, 2000 to the most recent Fiscal Year End or
          Fiscal Second Quarter End

     6.   Additions to Capital [(4) plus (5)]                          $________

     7.   Shareholders Equity                                          $________

     8.   Minimum Shareholders Equity required under Guarantee         $________

B.   Funded Debt to EBITDA Ratio.

     For the Guarantor and its Subsidiaries (for the period consisting of the most recently ended four consecutive fiscal quarters of the Guarantor):

     1. indebtedness for borrowed money or for the deferred purchase $________ price of property or services

     2. obligations as lessee under leases which shall have been or $________ should be, in accordance with GAAP, recorded as capital leases

     3.   obligations under guarantees in respect of indebtedness or   $________
          obligations of others of the kinds referred to in clauses
          (1) and (2) of this Section B

     4.   Funded Debt [(1) plus (2) plus (3)]                          $________

     5. consolidated net income plus provision for taxes (exclusive $________ of extraordinary, unusual, or non-recurring gains or losses)

     6.   interest expense                                             $________

     7.   depreciation expense and amortization of intangibles         $________

     8.   EBITDA [(5) plus (6) plus (7)]                               $________

     9.   Ratio of Funded Debt to EBITDA [(4) : (8)]                   ______:1

     10.  Maximum Funded Debt Ratio required under Guarantee           3.25:1

C.   Interest Coverage Ratio

     For the Guarantor and its Subsidiaries (for the period consisting of the most recently ended four consecutive fiscal quarters of the Borrower)

     1.   EBITDA [B(8), above]                                         $________

     2.   Interest Expense                                             $________

     3.   Interest Expense to EBITDA Ratio [(1) : (2)]                 ______:1

     4.   Minimum Interest Expense to EBITDA Ratio                     4.5:1



DATED this ________ day of _____________, 2001.

                                                   By:  ________________________

                                                   Its: ________________________

Schedules "E-1 and E-2" to the Agreement dated as of the 24/th/ day of May, 2001 between Steelcase Financial Services Ltd. as the Borrower and Royal Bank of Canada as the Bank.

FORM OF OPINION FOR GUARANTOR'S COUNSEL
---------------------------------------

May ., 2001

Royal Bank of Canada
[ADDRESS]

Attention: [    ]
-----------------

McMillan Binch
[ADDRESS]

Attention: [    ]
-----------------

Dear Sirs:

Subject:  GUARANTEE PROVIDED TO ROYAL BANK
          OF CANADA BY STEELCASE INC.
          --------------------------

           In my capacity as Senior Corporate Counsel to Steelcase Inc., a Michigan corporation (the "Guarantor"), I have reviewed a Guarantee dated as of May 24/th/ , 2001 (the "Guarantee"), made by the Guarantor for the benefit of Royal Bank of Canada (the "Bank"), relating to the indebtedness of Steelcase Financial Services Ltd. (the "Borrower") to the Bank under a Credit Facility Agreement dated May 24, 2001, between the Borrower and the Bank.

           In addition to the Guarantee, I reviewed such other records and documents, and have given consideration to such other matters of law and fact (in accordance with the principles set forth herein) as I have deemed appropriate, in my professional judgement, to enable me to express the opinions set forth below. In my review of the Guarantee and such other records and documents, I have assumed with your permission and without independent investigation the genuineness of all signatures, the authenticity of documents submitted to me as originals, and the conformity to originals of all documents submitted to me as copies. In rendering the opinions expressed in this letter, I have also, with your permission, relied upon the accuracy of legal opinions dated on or about the date of this letter from Baker McKenzie, counsel to the Guarantor and the Borrower, and the opinions set forth below are subject to all applicable limitations and qualifications contained therein. The law covered by this opinion letter is limited to the present law of the State of Michigan, and I express no opinion with respect to the laws of any other jurisdiction.

           Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that:

1. The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, United States of America.

2. The Guarantor has full corporate power and authority to enter into the Guarantee and to observe and perform the obligations on its part to be observed and performed thereunder.

3. The execution, delivery and performance of the Guarantee by the Guarantor will not (a) violate any provision of its articles or by-laws, or (b) contravene any existing law, rule or regulation of the State of Michigan applicable to transactions of the type contemplated by the Guarantee, or
     (c) to the best of my knowledge, constitute a default under any agreement or other instrument to which it is a party or by which it is bound.

4. The Guarantee has been duly authorized by all necessary corporate action on the part of the Guarantor and has been duly executed and delivered on behalf of the Guarantor.

5. There are no consents, approvals, orders, authorizations, licences, exemptions or designations or registrations, qualifications, declarations or filings of or by any governmental or regulatory body or person which are necessary or advisable in order for the Guarantor (a) to execute and deliver the Guarantee, and (b) to perform its obligations thereunder.

           This opinion letter is being delivered to you in connection with the transactions contemplated by the Guarantee, and may not be relied upon by you for any other purpose. This opinion letter may not be relied on by any person or entity other than the addressees of this letter and their successors and assigns, without my prior written consent. This opinion letter is based solely upon current laws and regulations and I have not undertaken any obligation to update this opinion letter in the event of changes thereto or the passage of additional legislation.

Yours truly,

                                   May ., 2001
Royal Bank of Canada

McMillan Binch



Re: Guarantee (the "Guarantee") dated as of May 24, 2001 entered into by Steelcase Inc. (the "Guarantor") for the benefit of Royal Bank of Canada (the "Bank")


Ladies and Gentlemen:

                  We have acted as special counsel to the Guarantor in connection with the negotiation, execution and delivery of the Guarantee. Terms defined in the Guarantee and not otherwise defined herein shall have the meanings given to such terms in the Guarantee.

                  This opinion is delivered to you pursuant to Section15(a)(xi) of the Credit Facility Agreement, dated as of May 24, 2001, by and between Steelcase Financial Services Ltd. and the Bank (the "Credit Agreement").

                  We have reviewed the Guarantee and such other records and documents, and have given consideration to such other matters of law and fact (in accordance with the principles set forth herein), as we have deemed appropriate, in our professional judgment, to express the opinions expressed herein under the laws specified below.

                  In our review of the Guarantee and such other records and documents, we have assumed with your permission and without independent investigation (i) that the signatures of persons signing the Guarantee are genuine, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to originals of all documents submitted to us as copies. We have also assumed the due authorization, execution and delivery of the Guarantee and the validity, binding effect and enforceability thereof by or on behalf of the parties thereto other than the Guarantor. As to factual matters material to this opinion letter, we have relied upon the factual representations and warranties of the Guarantor contained in the Guarantee and upon originals (or copies certified or otherwise identified to our satisfaction) of such records, documents, certificates and other written information as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. In rendering this opinion letter, we have relied on and assumed the accuracy of the opinion letter of [insert name] of the Guarantor, delivered pursuant to Section15(a)(xi) of the Credit Agreement, and the opinions set forth herein are subject to all applicable limitations and qualifications contained therein.

                  Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The execution, delivery and performance by the Guarantor of the Guarantee will not violate any Applicable Law. "Applicable Law" shall mean, for this purpose, those laws, rules and regulations of the State of New York and of the United States of America that, in our experience, are normally applicable to transactions of the type contemplated by the Guarantee.

2. There are no consents, approvals, orders, authorizations, licenses, exemptions, designations, registrations, qualifications, declarations or filings of or by any governmental or regulatory body or person which are necessary or advisable under the laws of the State of New York in order for the Guarantor (a) to execute and deliver the Guarantee and
         (b) to perform its obligations thereunder.

3. The Guarantee constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms.

         THE ABOVE OPINIONS ARE SUBJECT TO THE FOLLOWING QUALIFICATIONS:

         (a) The enforceability of obligations of the Guarantor under the Guarantee is subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and similar laws affecting the rights and remedies of creditors generally and the application of principles of equity, whether in an action at law or a proceeding in equity.

         (b) The laws of the State of New York generally impose an obligation of good faith and reasonableness in the performance and enforcement of contracts, and, in this regard, we have assumed that you will exercise your rights and remedies in good faith and in circumstances and in a manner which is commercially reasonable.

         (c) We express no opinion with respect to the validity, binding effect or enforceability of any provisions of the Guarantee that (i) require the Guarantor to make payments without set-off, deduction, counterclaim or the exercise of any other right that the Guarantor may have against the Bank, (ii) provide for rights of indemnification or contribution that are contrary to public policy, (iii) purport to bind the parties to conclude an agreement at a future date, (iv) provide for an absolute and unconditional obligation to perform the Guarantee or any provision thereof even though the Guarantee or such provision may be determined to be invalid, terminated or such other defense to or releases from performance that cannot, as a matter of law, be effectively waived or (v) waive any right to a trial by jury.

     (d) We express no opinion as to (i) whether a federal court of the United States of America would have subject matter jurisdiction over any action brought against the Guarantor pursuant to the Guarantee, or (ii) whether a federal or New York state court would recognize any claim that any action brought against the Guarantor is brought in an inconvenient forum or whether such court might determine in its own discretion that another forum is a more appropriate forum for such action.

     (e) Our opinions are limited to questions arising under the laws of the State of New York and the federal laws of the United States of America, and we express no opinion with respect to the laws of any other jurisdiction.

               This opinion letter is being delivered to you in connection with the above described transaction and may not be relied on by you for any other purpose. This opinion letter may not be relied on by any Person other than the addresses and their successors and assigns, without our prior written consent. This opinion letter is based solely upon current laws and regulations and we have not undertaken any obligation to update this opinion letter in the event of changes thereto or additional legislation.

                                                 Very truly yours,